                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                Current Report
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): April 27, 1995


                                  ROHR, INC.
            (Exact name of registrant as specified in its charter)



          Delaware                   1-6101                      95-1607455
(State or other jurisdiction      (Commission                (I.R.S. Employer
     of incorporation)            File Number)            Identification Number)



                850 LAGOON DRIVE, CHULA VISTA, CALIFORNIA 91910
                   (Address of principal executive offices)


      Registrant's telephone number, including area code: (619) 691-4111


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Item 5. Other Events.
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Rohr, Inc. released the following press release on April 27, 1995, with respect to sales for its 1996 fiscal year which will end July 31, 1996:

                  ROHR ANNOUNCES REDUCTION IN SALES FOR FY 96

      Chula Vista, Calif., April 27, 1995 -- Today, Rohr (NYSE: RHR) announced that sales for the fiscal year which will end July 31, 1996, fifteen months from now, are anticipated to be down approximately eight percent from levels expected for the current fiscal year which will end July 31, 1995. The anticipated reduction in sales reflects the conclusion of certain space and military programs and continuing softness in commercial aircraft orders. This softness was most recently evidenced by announced reduction of 1996 production rates by aircraft manufacturers. In excess of 90 percent of Rohr's current firm order backlog is related to large commercial transport aircraft.

      Robert Rau, Rohr's President and Chief Executive Officer, said, "We have already taken several steps and are in the process of implementing additional actions necessary to react to the reduced level of sales for fiscal 1996. We have already successfully downsized the Company in face of substantial sales decreases in the last three and a half years. I am confident that we will be able to accommodate this latest impact of the industry downcycle. The challenge will be to maintain satisfactory levels of performance while preserving our technical leadership and developing the next generation of nacelles for several potential aircraft model extensions and future new aircraft. I believe this management team can do that."

      Rohr designs, integrates, manufactures, sells and supports aircraft engine nacelle systems and components for large commercial and military aircraft. Rohr reported total revenues of $918 million for the fiscal year ended July 31, 1994. Rohr headquartered in Chula Vista, Calif., has facilities in the United States and Europe.


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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ROHR, INC.
                                       (Registrant)

April 27, 1995

                                       By: /s/ W. Billingslea, Jr.
                                          --------------------------
                                          W. Billingslea, Jr.
                                          Corporate Counsel and
                                          Assistant Secretary


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